EXHIBIT 99.1

December 28, 2012

FOR IMMEDIATE RELEASE

MEXCO ENERGY CORPORATION ANNOUNCES ACQUISITION

MIDLAND, TEXAS, December 28, 2012 – On December 28, 2012, Mexco Energy Corporation (NYSE Market: MXC) (“Mexco or the “Company”) purchased all of the outstanding ownership interests of a limited liability company which owns non-operated working interests in over 200 wells producing primarily oil.  The cash purchase price of $1,150,000 is to be funded from the Company’s $4.9 million bank credit facility.  This purchase is effective January 1, 2013.

These properties are located in 16 counties of Texas, New Mexico and North Dakota.

“This established production is located in the Permian Basin of West Texas and Southeastern New Mexico as well as North Dakota.  We also see opportunities for further horizontal drilling and development on certain of these properties in the Baaken of North Dakota, and Wolfcamp, Cline, Avalon and Bone Springs of Texas and New Mexico,” said Tammy L. McComic, President and CFO of Mexco.

Mexco Energy Corporation, a Colorado corporation, is an independent oil and gas company located in Midland, Texas engaged in the acquisition, exploration and development of oil and gas properties.  For more information on Mexco Energy Corporation, go to www.mexcoenergy.com.

Safe Harbor Language on Forward Looking Statements:
This communication includes forward-looking statements.  We have based these forward-looking statements on our current expectations and assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. The forward-looking statements include statements about anticipated timing for development on the acquired properties.  Management's assumptions and the future performance are subject to a wide range of business risks and uncertainties, and there is no assurance that these projections can or will be met.  Actual events or results may differ materially from the forward-looking statements.  The actual results or developments anticipated may not be realized or, even if substantially realized, they may not have the expected consequences to or effects on our company or our business or operations.  Such statements are not guarantees of future performance and actual results or developments may differ materially from those projected in the forward-looking statements.  We undertake no obligation to update or revise any forward-looking statements. We refer you to the discussion of risk factors in Part I, Item 1A—“Risk Factors” of the Annual Report on Form 10-K filed by Mexco with the SEC on June 29, 2012.  All of the forward-looking statements made in this communication are qualified by these cautionary statements.

Mexco Contact:
Tammy L. McComic, President and Chief Financial Officer,
mexco@sbcglobal.net, (432) 682-1119